PRICING SUPPLEMENT Dated August 14, 2018

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224192

Supplementing the Preliminary Prospectus

Supplement, dated August 14, 2018 and the

Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$600,000,000 4.450% Senior Notes due 2025

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated August 14, 2018 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated August 14, 2018 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	4.450% Senior Notes due 2025 (the “Notes”)

Underwriters:

Joint Book-Running Managers: Credit Suisse Securities (USA) LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Santander Investment Securities Inc. and SunTrust Robinson Humphrey, Inc.

Co-Managers: Citizens Capital Markets, Inc., Fifth Third Securities, Inc. and SG Americas Securities, LLC

Trade Date:	August 14, 2018

Settlement Date:

August 21, 2018 (T+5)

We expect that delivery of the Notes will be made to investors on or about August 21, 2018, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)[1]

Distribution:	SEC Registered

Principal Amount:	$600,000,000

Maturity Date:	October 1, 2025

Coupon:	4.450%

Issue Price to Public:	99.885% of the principal amount, plus accrued interest, if any, from August 21, 2018

Gross Proceeds:	$599,310,000

Benchmark Treasury:	UST 2.875% due July 31, 2025

Benchmark Treasury Price:	100-06+

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These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury Yield:	2.843%

Spread to Benchmark Treasury:	+ 162.5 basis points

Yield to Maturity:	4.468%

Interest Payment Dates:	April 1 and October 1, beginning on April 1, 2019

Optional Redemption:	Following issuance and prior to August 1, 2025, make-whole call at T+25 basis points. At any time on or after August 1, 2025, par call.

CUSIP / ISIN:	00774MAG0 / US00774MAG06

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CREDIT SUISSE SECURITIES (USA) LLC TOLL FREE AT (800) 221-1037, MUFG SECURITIES AMERICAS INC. TOLL FREE AT (877) 649-6848, RBC CAPITAL MARKETS, LLC TOLL FREE AT (866) 375-6829, TD SECURITIES (USA) LLC TOLL FREE AT (855) 495-9846 OR WELLS FARGO SECURITIES, LLC TOLL FREE AT (800) 645-3751.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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